Exhibit 10.1

May 18, 2026

Thad Huston

[***]

Re: Separation Agreement

Dear Thad:

This letter confirms your separation from Artiva Biotherapeutics, Inc. (the “Company”) effective May 22, 2026, and sets forth the terms of your separation.

1.
SEPARATION. If you timely sign this Agreement, your employment with the Company will continue through May 22, 2026, unless terminated earlier. The actual date your employment ends shall be your “Separation Date.” If you choose not to accept this Agreement, or you revoke it after you sign it, then you will not be entitled to any further compensation or benefits (including, without limitation, the severance benefits set forth in Section 4) from that date.

2.
ACCRUED WAGES PAID TIME OFF. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.
Health Insurance; COBRA. Your health insurance benefits will continue through the final day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

4.
SEVERANCE BENEFITS. In accordance with your employment offer letter (the “Offer Letter”), if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days after your Separation Date and allow it to become effective; (ii) if this Agreement is signed prior to your Separation Date, re-sign this Agreement, by executing the bring-down release attached as Exhibit A to this Agreement (the “Bring-down Release”), within twenty-one (21) days after the Separation Date, and allow the releases contained therein to become effective; and (iii) comply with all of your legal and contractual obligations to the Company (the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

(a)
Severance Payment. The Company will pay you, as severance, continuation of your final monthly base salary for a period of three (3) months following your Separation Date, subject to standard payroll deductions and withholdings (the “Severance Payments”). The Severance Payments will be paid in equal installments on the Company’s regular payroll schedule in effect following your Separation Date, with such payments to begin on the first regular payroll date after the date on which the Bring-down Release becomes effective. If the Severance Payments do not commence with the first regular payroll date following your Separation Date because the Bring-down Release becomes effective later than such first payroll date, the first installment of the Severance Payments you receive will be a “catch up” payment in the total amount of the Severance Payments you would have received through such payroll date if such payments had begun with the first payroll date after your Separation Date.

(b)
COBRA Payment. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums for you and your eligible dependents until the earlier of either: (i) a period ending nine (9) months following your Separation Date or, (ii) the date on which you are no longer eligible for COBRA coverage (such period, the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you or your qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period. For purposes of this Agreement, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

5.
Equity. You were granted a Company equity award, in the form of a restricted stock unit award, which has not yet vested. You acknowledge that, pursuant to the terms of the equity award, the vesting of the equity award will end on your Separation Date.

6.
NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in the Offer Letter and this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7.
EXPENSE REIMBURSEMENTS. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.
RETURN OF COMPANY PROPERTY. By no later than five (5) calendar days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property, and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within three (3) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

9.
NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.
RELEASE OF CLAIMS.

(c)
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, and subsidiary entities, and its and their past, present, and future directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(d)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, negligence, personal injury, conversion, and discharge in violation of public policy; (v) all federal, state, and local constitutional, statutory, or regulatory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended); and (vi) all bases for recovering costs, fees, or other expenses incurred in these matters, including attorneys’ fees. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(e)
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

11.
SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

12.
REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury and have no known occupational diseases for which you have not already filed a workers’ compensation claim.

13.
CONTINUING OBLIGATIONS; NON-DISPARAGEMENT. You acknowledge and reaffirm your continuing obligations under your signed Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B and which is incorporated herein by reference, and agree to abide by those continuing obligations. You also agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

14.
NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.

15.
COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

16.
DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment, or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.
MISCELLANEOUS. This Agreement, including the Exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. The Company may freely assign this Agreement without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign®, Adobe Sign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature page follows]

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

If this Agreement is acceptable to you, please sign below and return the original to Peopleandculture@artivabio.com. You have twenty-one (21) calendar days from the date hereof to sign this Agreement (and, if this Agreement is signed prior to the Separation Date, you have twenty-one (21) calendar days from the Separation Date to decide whether you would like to re-sign this Agreement) in exchange for the Severance Benefits.

We wish you the best in your future endeavors.

Sincerely,

Artiva Biotherapeutics, Inc.

/s/ Fred Aslan, MD	5/18/2026
Signature	Date

Fred Aslan, MD
Name

Chief Executive Officer
Title

Exhibit A – Bring-Down Release

Exhibit B – Employee Confidential Information and Invention Assignment Agreement

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Thad Huston	5/18/2026
Signature	Date

Thad Huston
Name

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

Exhibit A

Bring-Down Release

By re-signing this Agreement below, I hereby renew and re-affirm the release of claims and other representations contained in this Agreement as of the date of my signature and I hereby generally and completely release the Released Parties from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I re-sign this Agreement (collectively, the “Final Released Claims”).

I acknowledge that by re-signing this Agreement I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I re-sign this Agreement; (ii) I have been advised to consult with an attorney prior to re-signing this Agreement (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days from the Separation Date to consider this Agreement (although I may choose voluntarily to sign it earlier and changes to this Agreement, whether material or immaterial, do not restart this consideration period); (iv) I have seven (7) days following the date I sign this Agreement to revoke it (by providing written notice of my revocation to Peopleandculture@artivabio.com); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that I sign this Agreement, provided that I do not revoke it (the “Effective Date”).

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Thad Huston	5/22/2026
Signature	Date

Thad Huston
Name

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121